EXHIBIT 23.2

CONSENT OF INDEPENDENT VALUATION SPECIALIST

March 22, 2007

Mr. Michael Picchi

Chief Financial Officer

Comverge, Inc.

3950 Shackleford Road

Suite 400

Duluth, GA 30096

Re:	Written consent to reference Duff & Phelps, LLC valuation in Form S-1 filing of Comverge, Inc.

Dear Mr. Picchi:

We hereby consent to the inclusion in the registration statement on Form S-1 of Comverge, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Comverge, Inc. and to references to our firm’s name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock at each grant date rests solely with Comverge, Inc. and our valuation reports were used as part of Comverge Inc.’s analysis in reaching their conclusion of value.

Sincerely,

Duff & Phelps, LLC

By:	/s/ Duff & Phelps, LLC
Jack Clemens
Managing Director